Exhibit 10.72
Executive Park West I
4718 Gettysburg Rd.
Mechanicsburg, PA 17055
First Addendum to Lease Agreement
This first amendment is made as of the 1st day of November, 2008, by and between Old Gettysburg Associates, a (“Landlord”), and Select Medical Corporation, a (“Tenant”).
BACKGROUND:
A.	Landlord and Tenant are parties to that certain Office Lease Agreement dated October 22, 2003 pursuant to which Landlord leased to Tenant, and Tenant leased from Landlord, approximately 3,008 rentable square feet of space in the building located at 4718 Gettysburg Rd., Mechanicsburg, Pennsylvania. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

B.	Landlord and Tenant now desire to amend the Lease as hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and intending to be legally bound hereby, Landlord and Tenant agree as follows:
Effective on November 1, 2008, the following terms contained in the Basic Lease shall be amended as follows:
1.	Tenant will continue to lease 3,008 rentable square feet in suite 202 except that the term as of November 1, 2008 shall be on a month to month basis at a rate of $20.67 per rentable square foot. Monthly payments beginning November 1, 2008 will be $5,181.28. The Expense Stop will remain in effect per the original lease agreement.

2.	This may be canceled by either party with a 30 day notice.
All other terms and conditions contained in the Lease and not amended hereby remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have caused this first Amendment to be duly executed.

Landlord: Old Gettysburg Associates

WITNESS:	Illegible	By:	/s/ John Ortenzio
Select Capital Commercial Properties, Inc.
John Ortenzio, President
Agent for Owner

Tenant: Select Medical Corporation

ATTEST:	Illegible	By:	/s/ Michael E. Tarvin

Michael E. Tarvin

(Print name)

Name:	Illegible	Title:	Executive Vice President